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                                                                      EXHIBIT(G)







                         THE GABELLI SERIES FUNDS, INC.
                     THE GABELLI CONVERTIBLE SECURITIES FUND
                                655 Third Avenue
                            New York, New York 10017


                          Investment Advisory Contract


                                                   June 29, 1989


Gabelli Funds, Inc.
655 Third Avenue
New York, New York  10017

Dear Sirs:

         We herewith confirm our agreement with you as follows:

         1. The Gabelli Series Funds, Inc., a Maryland corporation (the "Corporation") proposes to engage in the business of investing and reinvesting its assets in securities of the type and in accordance with the limitations specified in its Articles of Incorporation, as amended, its By-laws and Registration Statement filed with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended (the "1940 Act") and the Securities Act of 1933, including any representations made in the Prospectus and Statement of Additional Information contained therein, all in such manner and to such extent as may from time to time be authorized by the Board of Directors of the Corporation. Copies of the documents listed above are furnished herewith and any amendments will, from time to time, be furnished to you.

         2. The Corporation hereby employs you to manage, subject to the general supervision of the Corporation's Board of Directors, the investment and reinvestment of the assets of The Gabelli Convertible Securities Fund (the "Fund") and, without limiting the generality of the foregoing, to provide the management and related services specified below:
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                  (a) You will provide a continuous program for the investment of the Fund's assets; provide investment research and make all decisions with respect to the investment of the Fund's assets; make the day-to-day investment decisions for the Fund; arrange the portfolio transactions for the Fund and manage the Fund's investments in accordance with the stated policies of the Fund subject to the general supervision of the Corporation's Board of Directors. In all purchases, sales and other transactions relating to the investment management of the Fund's assets you are authorized to exercise full discretion and act for the Fund in the same manner and with the same force and effect as the Fund itself as necessary or incidental to the furtherance or conduct of such purchases, sales or other transactions. In making such purchases, sales and other transactions, you will comply with the policies set from time to time by the Corporation's Board of Directors; the limitations imposed by the Corporation's Articles of Incorporation, as amended, its By-laws and the Registration Statement; and the requirements of the 1940 Act and all applicable laws.

                  (b) You will report to the Corporation's Board of Directors, and shall prepare and furnish to the Fund such reports, statistical data and other information in such form and at such intervals as the Fund may reasonably request.

                  (c) Subject to the overall supervision and general control of the Corporation's Board of Directors, you shall oversee the administration of all aspects of the Fund's business and affairs and provide such services required for effective administration of the Fund. In connection therewith, you shall:

                           (i) provide the services of persons competent to
perform such supervisory, administrative and clerical functions as are necessary to provide the Fund with effective administration, including (A) maintaining the Fund's books and records, such as journals, ledger accounts and other records in accordance with applicable laws and regulations, and overseeing the activities of the Corporation's Custodian and Transfer Agent, (B) transmitting purchase and redemption orders for Fund shares, (C) initiating all money transfers to the Fund's Custodian and from the Fund's Custodian for the payment of the Fund's expenses, investments, dividends and share



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redemptions, and (D) reconciling account information and balances among the
Fund's Custodian, Transfer Agent and you;

                           (ii) Oversee the performance of administrative and
professional services rendered to the Fund of the Corporation by others including the Administrator, Custodian, Transfer Agent and Dividend Disbursing Agent, as well as legal, accounting and auditing services;

                           (iii) Provide the Fund, as requested, office space
and facilities, utilities and office equipment as are adequate for the Fund's needs;

                           (iv) Prepare, but not pay for, all reports by the
Corporation on behalf of the Fund, to its shareholders and all reports and filings required to maintain the registration and qualification of the Corporation's shares under federal and state law including periodic updating of the Fund's registration statement, Prospectus and Statement of Additional Information, including the printing of such documents for the purpose of filings with the Securities and Exchange Commission;

                           (v) Supervise the calculation of the net asset value
of the Fund's shares; and

                           (vi) Prepare notices and agendas for meetings of the
Fund's shareholders and Board of Directors as well as minutes of such meetings in all matters required by applicable law to be acted upon by the Board of Directors.

                  (d) It is understood that you will from time to time employ or associate with yourselves such persons as you believe to be particularly fitted to assist you in the execution of your duties hereunder, the cost of performance of such duties shall be borne and paid by you. No obligation may be incurred on the Corporation's behalf in any such respect. During the continuance of this agreement you will provide to the Fund persons satisfactory to the Corporation's Board of Directors to serve as officers and employees of the Fund. Nothing contained herein shall be construed to restrict the Corporation's right to hire its own employees or to contract for services to be performed by third parties,


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including but not limited to, the calculation of the net asset value of the
Fund's shares.

                 3. It is further agreed that if, in any fiscal year (or portion thereof that this agreement is in effect), the Fund's aggregate expenses including fees paid pursuant to this agreement (but excluding interest, taxes, brokerage commissions and extraordinary expenses) exceed the most restrictive expense limitation imposed by the securities law of any state in which the shares of the Fund are registered or qualified for sale, you will reimburse the Fund for the amount of such excess. It is further agreed that, subject to the foregoing, the Fund shall be responsible for the payment of all the Fund's other expenses, including: (a) payment of the fees payable to you under paragraph 5 hereof; (b) organizational expenses; (c) brokerage fees and commissions; (d) taxes; (e) interest charges on borrowings; (f) the costs of liability insurance or fidelity bond coverage for the Fund's officers and employees, and directors' and officers' errors and omissions insurance coverage; (g) legal, auditing and accounting fees and expenses; (h) charges of the Fund's Custodian, Transfer Agent and dividend disbursing agent; (i) the Fund's pro rata portion of dues, fees and charges of any trade association of which the Corporation is a member;
(j) the expenses of printing, preparing and mailing proxies, stock certificates and reports, including the Fund's prospectuses and statements of additional information, and notices to shareholders; (k) filing fees for the registration or qualification of the Fund and its shares under federal or state securities laws; (l) the fees and expenses involved in registering and maintaining registration of the Fund's shares with the Securities and Exchange Commission;
(m) the expenses of holding shareholder meetings; (n) the compensation, including fees, or any of the Fund's unaffiliated directors, officers or employees; (o) all expenses of computing the Fund's net asset value per share, including any equipment or services obtained solely for the purpose of pricing shares or valuing the Fund's investment portfolio; (p) expenses of personnel performing shareholder servicing functions; and (q) litigation and other extraordinary or non-recurring expenses and other expenses properly payable by the Fund.

                 4. We shall expect of you, and you will give us the benefit of, your best judgment and efforts in


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rendering these services to us, and we agree as an inducement to your undertaking these services that you shall not be liable for any act or omission by you or for error of judgment or mistake of law or for any loss suffered by the Corporation in connection with any matter to which this Agreement relates; provided, that nothing herein contained shall be construed (i) to protect you against any liability to the Corporation or its shareholders to which you would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of your duties, or by reason of the reckless disregard of your obligations and duties under this Agreement, or (ii) to protect any of your directors, officers or employees who are or were Directors or officers of the Corporation against any liability to the Corporation or its shareholders to which such person would otherwise by subject by reason of willful malfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person's office with the Corporation.

                 5. In consideration of the foregoing, the Fund will pay you a fee at the annual rate of 1.0% of the Fund's average daily net assets. This fee shall be computed daily and shall be payable in arrears on the last day of each calendar month for services performed hereunder during such month. Fund expenses are accrued monthly and your fee will be reduced to the extent that Fund expenses exceed the amount of the limitation set forth in paragraph 3 and, to the extent such excess is greater than your monthly fee, the amount of such excess will be reimbursed by you to the Fund.

                 6. It is agreed that you shall employ securities brokers which, in your judgment, will implement the policy of the Fund to seek the best execution of its portfolio transactions at reasonable expenses. For purposes of this agreement, "best execution" shall mean prompt, efficient and reliable execution at the most favorable price obtainable. Under such conditions as may be specified by the Corporation's Board of Directors in the interest of its shareholders and to ensure compliance with applicable law and regulations, you may (a) place orders for the purchase or sale of the Fund's portfolio securities with you affiliate, Gabelli & Company, Inc.; (b) pay commissions to brokers other than your affiliate which are higher than might be charged by another quali-


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fied broker to obtain brokerage and/or research services considered by you to be useful or desirable in the performance of your duties hereunder and for the investment management of other advisory accounts over which you or your affiliates exercise investment discretion; and (c) consider sales by brokers (other than your affiliated Distributor) of shares of the Fund and any other mutual fund for which you or your affiliates act as investment adviser, as a factor in your selection of brokers for Fund portfolio transactions.

                  7. It is understood and agreed that the word "Gabelli" is your property for copyright and other purposes. The Fund further agrees that the word "Gabelli" in its name is derived from the name of Mario J. Gabelli and such name may freely be used by you for other investment companies, entities or products. The Fund further agrees that, in the event that you shall cease to act as investment adviser to the Fund, the Fund shall promptly take all necessary and appropriate action to change its name to one which does not include the word "Gabelli"; provided, however, that the Fund may continue to use such name if you consent in writing to such use.

                  8. This agreement shall become effective on the date hereof and shall remain in effect until June 29, 1991 and shall continue in effect thereafter, only so long as such continuance is specifically approved annually by the Corporation's Board of Directors or by vote of a majority (as defined in the 1940 Act), of the outstanding voting securities of the Corporation and, in either case, by a majority of the Corporation's Directors who are not parties to this agreement or interested persons (as defined in the 1940 Act) of any such party by vote cast in person at a meeting called for the purpose of voting on such approval. Upon the effectiveness of this agreement, it shall supersede all previous agreements between us covering the subject matter hereof. This agreement may be terminated at any time, without the payment of any penalty, by the Board of Directors of the Corporation or by vote of a majority of the outstanding voting securities of the Corporation on not more than sixty days' written notice to you, or by you upon not more than sixty days' written notice to the Corporation.


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                  9. This agreement shall automatically terminate in the event of its "assignment" as that term is defined in the 1940 Act.

                  10. Except to the extent necessary to perform your obligations hereunder, nothing herein shall be deemed to limit or restrict your right, or the right of any of your officers, directors or employees who may also be a director, officer or employee of the Corporation, or persons otherwise affiliated with the Corporation (within the meaning of the 1940 Act) to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association.

                  If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

                                           Very truly yours,

                                           THE GABELLI SERIES FUNDS, INC.



                                           By:_____________________________


Agreed to and Accepted


GABELLI FUNDS, INC.



By:______________________






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